Exhibit 99.1

Strayer Education, Inc. Reports Fourth Quarter and Full Year Revenues and Earnings; Winter Term 2016 Enrollments

HERNDON, Va.--(BUSINESS WIRE)--February 4, 2016--Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three months and year ended December 31, 2015. Financial highlights are as follows:

Three Months Ended December 31

  Revenues for the three months ended December 31, 2015 decreased 2% to $113.7 million, compared to $116.1 million for the same period in 2014, principally due to lower revenue per student, partially offset by higher enrollment.
  Income from operations was $21.7 million for the three months ended December 31, 2015, compared to $22.6 million for the same period in 2014, a decrease of 4%. Operating margin was 19.1% for the fourth quarter, compared to 19.5% for the same period in 2014.
  Net income was $13.0 million for the fourth quarter of 2015, compared to $12.9 million for the same period in 2014, an increase of 1%.
  Diluted earnings per share was $1.21 for the three months ended December 31, 2015, unchanged from the same period in 2014. Diluted weighted average shares outstanding increased to 10,782,000 from 10,734,000 for the same period in 2014.

Year Ended December 31

  Revenues for the year ended December 31, 2015 decreased 3% to $434.4 million, compared to $446.0 million for the same period in 2014, principally due to lower revenue per student.
  Income from operations was $69.7 million, compared to $81.7 million for the same period in 2014, a decrease of 15%. Income from operations in 2015 and 2014 includes non-cash adjustments to the Company’s liability for losses on facilities no longer in use. Excluding these items, income from operations was $69.3 million in 2015 and $77.6 million in 2014. Operating income margin was 16.0% for the year ended December 31, 2015, compared to 18.3% as reported in 2014, or 15.9% for 2015, compared to 17.4% for 2014, excluding the non-cash adjustments.
  Net income was $40.0 million, compared to $46.4 million for the year ended December 31, 2015, a decrease of 14%. Excluding non-cash adjustments, net income for the year ended December 31, 2015 was $39.8 million, compared to $43.8 million for the same period in 2014.
  Diluted earnings per share was $3.73, compared to $4.35 for the year ended December 31, 2014, a decrease of 14%. Excluding non-cash adjustments, diluted earnings per share was $3.70, compared to $4.12 for the same period in 2014. Diluted weighted average shares outstanding increased to 10,740,000 from 10,650,000 for the same period in 2014.

Balance Sheet and Cash Flow

At December 31, 2015, the Company had cash and cash equivalents of $106.9 million and no debt. The Company generated $76.9 million in cash from operating activities in 2015, compared to $77.6 million during the same period in 2014. Capital expenditures in 2015 were $12.7 million, compared to $6.9 million for the same period in 2014.

The Company had $70.0 million of share repurchase authorization remaining at December 31, 2015. No shares were repurchased in the fourth quarter of 2015.

For the fourth quarter of 2015, bad debt expense as a percentage of revenues was 3.3%, compared to 4.0% for the same period in 2014.

Student Enrollment

Total enrollments at Strayer University for the winter term 2016 increased to 40,872 students, from 40,728 students for the winter term 2015. New student enrollments decreased by 5%, and continuing student enrollments increased by 2%.

2016 Annual Meeting of Stockholders

The Company announced today that its 2016 Annual Meeting of Stockholders will take place on Tuesday, May 3, 2016 at the Company’s office located at 2303 Dulles Station Blvd., Herndon, Virginia 20171. The record date for this annual meeting will be March 4, 2016.

Common Stock and Common Stock Equivalents

At December 31, 2015, the Company had 11,027,177 common shares issued and outstanding, including 434,327 shares of restricted stock. The Company also had 200,000 restricted stock units outstanding, and 100,000 vested stock options outstanding.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its fourth quarter 2015 earnings results at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 ten minutes prior to the start time. In addition, the call will be available via live webcast. To access the live webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. Following the call, the webcast will be archived and available at www.strayereducation.com.

About Strayer Education, Inc.

Strayer Education, Inc. (NASDAQ: STRA) is an education services holding company that owns Strayer University and the New York Code and Design Academy. For more information on Strayer Education, Inc. visit www.strayereducation.com.

About Strayer University

Founded in 1892, Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, nursing, public administration, and criminal justice, to working adult students. The University includes Strayer@Work, which serves corporate clients by delivering the next generation of performance improvement and workforce development. Strayer University also offers an executive MBA online and corporate training program through its Jack Welch Management Institute. Strayer University is accredited by the Middle States Commission on Higher Education, 3624 Market Street, Philadelphia, PA 19104. (267-284-5000). The Middle States Commission on Higher Education is an institutional accrediting agency recognized by the U.S. Secretary of Education and the Council for Higher Education Accreditation.

For more information on Strayer University visit www.strayer.edu.

About New York Code and Design Academy

New York Code and Design Academy (NYCDA) is a New York City-based provider of non-degree web and mobile app development courses. NYCDA courses are delivered primarily on-ground to students seeking to further their career in software application development. NYCDA does not participate in the Federal Title IV lending program.

For more information on NYCDA visit www.nycda.com.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such statements may be identified by the use of words such as "expect," "estimate," "assume," "believe," "anticipate," "will," "forecast," "plan," "project," or similar words. The statements are based on the Company's current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, the Company’s continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, the Company’s ability to implement its growth strategy, risks associated with the ability of the University’s students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. The Company undertakes no obligation to update or revise forward-looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2014	2015	2014	2015

Revenues	$116,070	$113,660	$446,041	$434,437
Costs and expenses:
Instruction and educational support	61,465	59,874	236,303	234,097
Marketing	16,307	17,140	66,495	70,084
Admissions advisory	4,038	4,160	16,661	16,304
General and administration	11,636	10,830	44,835	44,254
Total costs and expenses	93,446	92,004	364,294	364,739
Income from operations	22,624	21,656	81,747	69,698
Investment income	73	61	117	283
Interest expense	1,304	161	5,248	3,850
Income before income taxes	21,393	21,556	76,616	66,131
Provision for income taxes	8,450	8,515	30,260	26,108
Net income	$12,943	$13,041	$46,356	$40,023

Earnings per share:
Basic	$1.22	$1.23	$4.39	$3.78
Diluted	$1.21	$1.21	$4.35	$3.73

Weighted average shares outstanding:
Basic	10,577	10,593	10,561	10,588
Diluted	10,734	10,782	10,650	10,740

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,	December 31,
	2014	2015
ASSETS
Current assets:
Cash and cash equivalents	$162,283	$106,889
Tuition receivable, net	16,942	18,519
Other current assets	17,426	13,390
Total current assets	196,651	138,798
Property and equipment, net	82,266	77,139
Deferred income taxes	16,241	20,003
Goodwill	6,800	6,800
Other assets	5,857	5,694
Total assets	$307,815	$248,434

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$43,836	$42,253
Income taxes payable	1,286	2,684
Deferred revenue	4,682	12,373
Other current liabilities	281	281
Current portion of term loan	6,250	—
Total current liabilities	56,335	57,591
Term loan, less current portion	112,500	—
Other long-term liabilities	46,248	47,987
Total liabilities	215,083	105,578
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01, 20,000,000 shares authorized; 10,903,341 and 11,027,177 shares issued and outstanding at December 31, 2014 and 2015, respectively	109	110
Additional paid-in capital	14,550	24,738
Retained earnings	77,985	118,008
Accumulated other comprehensive income	88	—
Total stockholders' equity	92,732	142,856
Total liabilities and stockholders' equity	$307,815	$248,434

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the year ended December 31,
	2014	2015
Cash flows from operating activities:
Net income	$46,356	$40,023
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(280)	(280)
Amortization of deferred rent	(1,092)	(345)
Amortization of deferred financing costs	780	1,229
Depreciation and amortization	20,630	18,104
Deferred income taxes	(1,036)	(4,006)
Stock-based compensation	9,453	10,213
Changes in assets and liabilities:
Tuition receivable, net	685	(1,991)
Other current assets	(2,862)	4,005
Other assets	219	22
Accounts payable and accrued expenses	6,550	(752)
Income taxes payable	737	1,835
Deferred revenue	11,783	12,465
Other long-term liabilities	(14,373)	(3,624)
Net cash provided by operating activities	77,550	76,898

Cash flows from investing activities:
Purchases of property and equipment	(6,902)	(12,692)
Net cash used in investing activities	(6,902)	(12,692)

Cash flows from financing activities:
Payments on term loan	(3,125)	(118,750)
Payment of deferred financing costs	—	(850)
Net cash used in financing activities	(3,125)	(119,600)
Net increase (decrease) in cash and cash equivalents	67,523	(55,394)
Cash and cash equivalents - beginning of period	94,760	162,283
Cash and cash equivalents - end of period	$162,283	$106,889

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$412	$365

CONTACT:
Strayer Education, Inc.
Daniel Jackson
Executive Vice President and
Chief Financial Officer
703-713-1862
daniel.jackson@strayer.edu